Exhibit 99.1

COLONY FINANCIAL ANNOUNCES

SECOND QUARTER 2013 FINANCIAL RESULTS

Los Angeles, CA, August 6, 2013/Business Wire/ – Colony Financial, Inc. (NYSE: CLNY) (the “Company”) today announced financial results for the second quarter ended June 30, 2013.

Second Quarter 2013 Highlights

•

Core Earnings, a non-GAAP financial measure, of $23.6 million, or $0.36 per basic and diluted share and net income attributable to common stockholders of $20.3 million, or $0.31 per basic and diluted share

•

During the quarter, the Company invested approximately $462 million, composed of $50 million into two portfolio acquisitions of primarily performing first mortgage loans at an average price of 79% of par, $237 million into four originations with a blended interest rate of approximately 11% and an additional $175 million (for an aggregate investment of $550 million) into CAH Operating Partnership, L.P. (“CAH OP”), the single family home rental platform known as Colony American Homes

•	Issued $200 million of 5.00% Convertible Senior Notes due in April 2023; the notes were sold to the underwriters at a discount of 3%, resulting in net proceeds of $194 million to the Company

•	Declared and paid a second quarter dividend of $0.35 per share of common stock, consistent with the first quarter of 2013

•

Subsequent to quarter end: (i) the Company invested or agreed to invest (subject to various approvals and conditions) approximately $217 million, composed of $20 million into a loan acquisition, $54 million into two originations with a blended interest rate of approximately 14% and $143 million towards a multifamily loan origination joint venture; and (ii) replaced its existing $175 million credit facility with a $360 million credit facility at more attractive terms and pricing

Second Quarter Operating Results

For the second quarter of 2013, equity in income of unconsolidated joint ventures and interest income and other income from affiliates contributed $23.0 million and $17.8 million, respectively, to total income of $40.8 million. Total expenses for the quarter were $13.5 million including administrative expenses of $1.7 million. During the second quarter of 2013, the Company reported net income attributable to common stockholders of $20.3 million, or $0.31 per basic and diluted share. Colony Financial’s Core Earnings were $23.6 million, or $0.36 per basic and diluted share, for the second quarter of 2013.

“We are extremely pleased that all of our business strategies exceeded expectations during the second quarter,” said Richard Saltzman, Colony Financial’s President and Chief Executive Officer. “Furthermore, prospective activity is extremely robust, as the fundamentals for U.S. commercial real estate are improving across the board consistent with the macro U.S. economy. Other than the continuing opportunity in single family acquisitions, U.S. property distress is primarily behind us and the beginnings of the real up cycle are present. This is against the backdrop of limited new supply of commercial real estate and more restrictive regulation and capital adequacy requirements for traditional financial institutions, providing a very sanguine environment in both debt and equity investments. On the other hand, distressed property opportunities outside of the U.S. are accelerating, as Europe, Japan, and others appear to be several years behind the U.S. from a credit cycle perspective.”

Second Quarter Activity

•

The Company invested in a joint venture with investment funds managed by an affiliate of our Company’s manager (“Co-Investment Funds(s)”) that acquired a portfolio of first mortgage loans secured by commercial and residential real estate. The portfolio included 52 loans, of which 83% were performing at acquisition, with an aggregate unpaid principal balance (UPB) of approximately $72 million. The purchase price for the portfolio was approximately $54 million, or 75% of the portfolio’s UPB. The Company’s share of this investment is 50%, or $27 million.

•

The Company invested in a joint venture with Co-Investment Funds that acquired a portfolio of first mortgage loans secured by commercial and residential real estate. The portfolio included 41 loans, of which 100% were performing at acquisition, with an aggregate UPB of approximately $55 million. The purchase price for the portfolio was approximately $45 million, or 83% of the portfolio’s UPB. The Company’s share of this investment is 50%, or $23 million.

•

The Company, certain Co-Investment Funds and an unaffiliated investor participated in the origination of $560 million of mezzanine debt, consisting of senior and junior tranches, secured by the equity interests in an entity owning a diversified portfolio of 152 full service, select service and extended stay hotels located throughout the U.S. The Company holds senior and junior tranches that bear interest at a blended rate of LIBOR plus 10.8% and are subordinate to a $775 million first mortgage. The loans have an initial maturity date of June 2016 and can be extended for a maximum of 24 months, subject to certain conditions. The Company and the Co-Investment Funds funded $328 million at closing, net of origination fees, of which the Company’s share is $173 million. An unaffiliated investor funded the balance of the $560 million mezzanine loan.

•

The Company originated a $33 million first mortgage loan secured by a regional mall located near Boston. In addition to an initial funding component of $33 million bearing interest at LIBOR plus 6.0%, the loan includes a $9 million future funding component bearing interest at LIBOR plus 11.5% that the borrower can draw for reimbursement of budgeted tenant improvements, capital expenditures and leasing commissions. The mortgage loan has an initial maturity date of June 2016 and can be extended for a maximum of 24 months, subject to payment of extension fees and satisfaction of debt yield requirements. The Company expects to originate loans of similar profile and in sufficient volume to create an opportunity to subsequently finance the loan portfolio though a collateralized loan obligation bond offering. If completed, this execution would allow the Company to obtain matched term, non-recourse financing and based on current market conditions, it is expected leveraged equity returns would exceed 12%.

•

The Company invested in a joint venture with certain Co-Investment Funds that originated a $23 million loan to finance the development of a master planned residential community near Austin, Texas. The loan has a five year term and bears an interest rate of 14% paid-in-kind plus an additional profit participation. The Company’s share of this investment is 50%, or $12 million.

•

In June 2013, we and a minority unaffiliated investor invested an additional $25 million (of which our share was $21 million) of participating preferred equity in the joint venture we refer to as Multifamily Portfolio Preferred Equity to facilitate the acquisition and renovation of approximately 1,400 apartment units in Florida and Texas. The sponsor funded $8 million of common equity at closing. The additional investment was made on the same terms as the original investment. As of June 30, 2013, the aggregate participating preferred equity is $66 million which has a crossed interest in approximately 3,700 units across nine apartment communities in Georgia, Texas and Florida. Our share of this participating preferred equity investment is 83%, or $55 million.

•	The Company increased its funded investment in CAH OP to $550 million, from $375 million funded as of March 31, 2013. As of June 30, 2013, Colony American Homes owned 12,358 homes in nine states and the portfolio of homes owned for greater than 180 days was 85% leased, while the overall portfolio was 49% leased. As of August 5, 2013, Colony American Homes owned 13,276 homes in nine states. Renovation and leasing productivity also continued to improve since the first quarter. In June 2013, approximately 1,000 homes were renovated and 850 homes were leased and in July 2013, approximately 1,350 homes were renovated and 940 homes were leased. This compares to acquisitions that have averaged a little more than 1,000 homes per month for the three months May through July 2013. Colony American Homes has also continued to make a number of key strategic hires in an effort to build out the management platform including the appointment of a new chief operating officer, Fred Tuomi.

•

During the second quarter of 2013, three of our loan portfolio investments obtained financing from a commercial bank for net proceeds to the Company of approximately $52 million or 57% of our initial invested equity on a combined basis. The financings bear interest at LIBOR plus 3.75% to 4%.

Activities Subsequent to Second Quarter 2013

•

In July 2013, the Company agreed to invest in a joint venture with a minority unaffiliated investor to fund an additional $23 million (of which our share was $19 million) of participating preferred equity in the joint venture we refer to as Multifamily Portfolio Preferred Equity to facilitate the acquisition and renovation of approximately 1,150 apartment units in Georgia, Texas and Florida. The sponsor will fund $8 million at closing. The additional investment was made on the same terms as the original investment. Upon the completion of this transaction, the aggregate participating preferred equity will be $89 million which will have a crossed interest in approximately 4,800 units across 12 apartment communities in Georgia, Texas and Florida. The Company’s share of this participating preferred investment entity is 83%, or $74 million.

•

In July 2013, the Company invested in a joint venture with a Co-Investment Fund that originated a $30 million first mortgage loan ($10 million initially funded) to finance the acquisition and redevelopment of high-end, single family residential properties in infill, coastal southern California markets. The loan bears an interest rate of 15%, of which 7% may be paid-in-kind, and is subject to certain other fees. The term of the loan is four years. The joint venture may fund an additional $40 million that would be funded at our sole discretion. The Company’s share of the investment is 50%, or $5 million funded to date.

•

In August 2013, the Company agreed to invest in a joint venture with certain Co-Investment Funds to acquire a U.S. dollar denominated $40 million junior first mortgage interest secured by a luxury beach resort in Mexico. The loan will bear an interest rate of 11.5%, of which 3% may be paid-in-kind and is subject to certain other fees and yield maintenance features. The term of the loan is five years. The Company’s share of this investment is 50%, or $20 million.

•

In August 2013, the Company entered into a joint venture with unaffiliated investors to form a platform to originate short-term, first mortgage loans on multifamily properties. This lending platform was formed in part to take advantage of the void expected to be left by the recently announced multifamily lending curtailment by Government Sponsored Enterprises (“GSEs”). Subject to various approvals and conditions, the Company expects to invest approximately $143 million in the joint venture which is targeting leveraged returns in excess of 11%.

Convertible Debt Offering

In April, the Company issued $200 million of 5.00% Convertible Senior Notes due in April 2023. The 10-year notes carry a conversion price of $23.60 per share and were sold to the underwriters at a discount of 3%, resulting in net proceeds of $194 million.

Credit Facility

On August 6, 2013, the Company obtained a new credit facility to replace the prior credit facility. Subject to certain conditions and limitations, the new credit facility provides maximum availability of $360 million (with an option to accordion to $600 million) and the Company currently has the ability to borrow the maximum amount. Compared to the prior facility, the new facility has expanded the types of assets and associated income that can qualify for the borrowing base and carries a lower interest rate of LIBOR plus 2.75% or 3.00% depending on the Company’s leverage ratio (down from a rate of LIBOR plus 3.50% or 3.75% for the prior facility). The new revolving facility has a three year term with an ability to extend any outstanding balance at initial maturity for an additional two years subject to certain terms and conditions.

Book Value

The Company’s GAAP book value per common share was $18.58 on June 30, 2013, unchanged from March 31, 2013. As of August 6, 2013, the Company had 66,349,618 shares of common stock outstanding.

Fair Value

If the Company accounted for all of its financial assets and liabilities at fair value, the net fair value of the Company’s financial assets and liabilities at June 30, 2013 would have been $87.9 million in excess of the net carrying value of the Company’s financial assets and liabilities as of the same date.

Common and Preferred Stock Dividends

The Company’s Board of Directors declared a regular way quarterly dividend of $0.35 per common share for the second quarter of 2013. The dividend was paid on July 15, 2013, to stockholders of record on June 28, 2013.

In addition, the Company’s Board of Directors declared a cash dividend of $0.53125 per share on the Company’s 8.50% Series A Cumulative Perpetual Preferred Stock with liquidation preference of $25 per share for the quarterly period ending July 15, 2013. The dividend was paid on July 15, 2013, to stockholders of record on June 28, 2013.

Core Earnings

Core Earnings, a non-GAAP financial measure, is used to compute incentive fees payable to the Company’s manager and the Company believes it is a useful measure for investors to better understand the Company’s recurring earnings from its core business. For these purposes, “Core Earnings” mean the net income (loss), computed in accordance with GAAP, excluding (i) non-cash equity compensation expense, (ii) the expenses incurred in connection with the formation of the Company and the Initial Public Offering, including the initial and additional underwriting discounts and commissions, (iii) the incentive fee, (iv) real estate depreciation and amortization, (v) any unrealized gains or losses from mark to market valuation changes (other than permanent impairment) that are included in net income, (vi) one-time events pursuant to changes in GAAP and (vii) non-cash items which in the judgment of management should not be included in Core Earnings. For clauses (vi) and (vii), such exclusions shall only be applied after discussions between the manager and the Independent Directors and approval by a majority of the Independent Directors.

Conference Call

Colony Financial, Inc. will conduct a conference call to discuss the results on Wednesday, August 7, 2013, at 7:00 a.m. PT / 10:00 a.m. ET. To participate in the event by telephone, please dial (877) 407-0784 ten minutes prior to the start time (to allow time for registration) and use conference ID 417646. International callers should dial (201) 689-8560 and enter the same conference ID number. For those unable to participate during the live broadcast, a replay will be available beginning August 7, 2013 at 10:00 a.m. PT / 1:00 p.m. ET, through August 21, 2013, at 8:59 p.m. PT / 11:59 p.m. ET. To access the replay, dial (877) 870-5176 (U.S.), and use passcode 417646. International callers should dial (858) 384-5517 and enter the same conference ID number. The call will also be broadcast live over the Internet and can be accessed on the Investor Relations section of the Company’s Web site at www.colonyfinancial.com. A replay of the call will also be available for 90 days on the Company’s Web site.

About Colony Financial, Inc.

Colony Financial, Inc. is a real estate investment and finance company that is focused on acquiring, originating and managing a diversified portfolio of real estate-related debt and equity investments at attractive risk-adjusted returns. Our investment portfolio and target assets are primarily composed of interests in: (i) loans acquired at a discount to par in the secondary market; (ii) new originations; and (iii) real estate equity, including single family homes held as rental investment properties. Secondary debt purchases may include performing, sub-performing or non-performing loans (including loan-to-own strategies). The Company has elected to be taxed as a real estate investment trust, or REIT, for U.S. federal income tax purposes.

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of the federal securities laws. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” or “potential” or the negative of these words and phrases or similar words or phrases which are predictions of or indicate future events or trends and which do not relate solely to historical matters. Forward-looking statements involve known and unknown risks, uncertainties, assumptions and contingencies, many of which are beyond the Company’s control, and may cause actual results to differ significantly from those expressed in any forward-looking statement. All forward-looking statements reflect the Company’s good faith beliefs, assumptions and expectations, but they are not guarantees of future performance. Furthermore, the Company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes. For a further discussion of these and other factors that could cause the Company’s future results to differ materially from any forward-looking statements, see the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012 filed with the Securities and Exchange Commission on March 11, 2013, as amended by Amendment No. 1 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2012 filed with the Securities and Exchange Commission on March 12, 2013, the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2013 filed with the SEC on May 9, 2013, and other risks described in documents subsequently filed by the Company from time to time with the SEC.

Investor Contact:

Colony Financial, Inc.

Darren Tangen

Chief Operating Officer and Chief Financial Officer

(310) 552-7230

Addo Communications, Inc.

Lasse Glassen

(310) 829-5400

lasseg@addocommunications.com

Media Contact:

Owen Blicksilver P.R., Inc.

Caroline Luz

(203) 656-2829

caroline@blicksilverpr.com

(FINANCIAL TABLES FOLLOW)

COLONY FINANCIAL, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share data)

	June 30, 2013 (Unaudited)	December 31, 2012
ASSETS
Cash	$20,100	$170,199
Investments in unconsolidated joint ventures	1,251,878	877,081
Loans held for investment, net	755,034	333,569
Loan held for sale	32,780	—
Beneficial interests in debt securities, available-for-sale, at fair value	31,192	32,055
Other assets	24,117	22,663

Total assets	$2,115,101	$1,435,567

LIABILITIES AND EQUITY
Liabilities:
Line of credit	$89,000	$—
Secured financing	84,093	108,167
Accrued and other liabilities	9,137	12,944
Due to affiliates	6,201	4,984
Dividends payable	28,339	26,442
Convertible senior notes	200,000	—

Total liabilities	416,770	152,537

Commitments and contingencies

Equity:
Stockholders’ equity:
Preferred stock, $0.01 par value, 8.5% Series A Cumulative Redeemable Perpetual, liquidation preference of $25 per share, 50,000,000 shares authorized, 10,080,000 shares issued and outstanding	101	101
Common stock, $0.01 par value, 450,000,000 shares authorized, 65,669,962 and 53,091,623 shares issued and outstanding, respectively	657	531
Additional paid-in capital	1,480,744	1,222,682
Distributions in excess of retained earnings	(16,413)	(5,167)
Accumulated other comprehensive income	7,160	5,184

Total stockholders’ equity	1,472,249	1,223,331
Noncontrolling interests	226,082	59,699

Total equity	1,698,331	1,283,030

Total liabilities and equity	$2,115,101	$1,435,567

COLONY FINANCIAL, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Income
Equity in income of unconsolidated joint ventures	$22,992	$15,994	$44,794	$31,435
Interest income	17,455	9,051	28,867	14,877
Other income from affiliates	317	569	688	1,119

Total income	40,764	25,614	74,349	47,431

Expenses
Management fees	6,422	3,944	12,792	8,464
Investment expenses	542	1,091	1,150	1,771
Interest expense	4,816	1,829	7,171	3,323
Administrative expenses	1,736	1,478	3,579	3,232

Total expenses	13,516	8,342	24,692	16,790

Realized gain on payoff of loan receivable	3,560	—	3,560	—
Other gain (loss), net	196	(276)	133	(504)

Income before income taxes	31,004	16,996	53,350	30,137
Income tax provision	242	441	594	805

Net income	30,762	16,555	52,756	29,332
Net income attributable to noncontrolling interests	5,111	1,454	7,698	1,763

Net income attributable to Colony Financial, Inc.	25,651	15,101	45,058	27,569
Preferred dividends	5,355	3,082	10,710	3,458

Net income attributable to common stockholders	$20,296	$12,019	$34,348	$24,111

Net income per common share:
Basic	$0.31	$0.36	$0.54	$0.73

Diluted	$0.31	$0.36	$0.54	$0.73

Weighted average number of common shares outstanding:
Basic	64,384,000	32,745,500	63,212,100	32,696,100

Diluted	71,928,900	32,806,900	63,212,100	32,731,400

COLONY FINANCIAL, INC.

CORE EARNINGS

(In thousands, except share and per share data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013		2012
GAAP net income attributable to common stockholders	$20,296	$12,019	$34,348		$24,111
Adjustments to GAAP net income to reconcile to Core Earnings:
Noncash equity compensation expense	1,059	693	2,246		2,609
Incentive fee	—	523	—		936
Depreciation expense	2,519	654	4,354		1,504
Net unrealized (gain) loss on derivatives	(297)	(100)	(324)		80

Core Earnings	$23,577	$13,789	$40,624		$29,240

Basic	$0.36	$0.42	$0.64		$0.88

Diluted	$0.36	$0.42	$0.64	(1)	$0.88

Basic weighted average number of common shares outstanding	64,384,000	32,745,500	63,212,100		32,696,100

Diluted weighted average number of common shares outstanding	71,928,900	32,806,900	67,005,400	(1)	32,731,400

(1) Includes the effect of adding back $2,329,000 of interest expense associated with convertible senior notes and 3,793,300 weighted average dilutive common share equivalents for the assumed dilutive effect of the convertible senior notes. The effect of the assumed conversion was antidilutive to net income per common share but dilutive to Core Earnings per common share.